FOR IMMEDIATE RELEASE

          Speaking Roses(R) Partners With Elvis Presley Enterprises to
                       Offer First Elvis(R)-Embossed Roses

           Elvis Signature Collection Features Images and Signature of "The King of Rock and Roll(R)" Embossed Directly on Rose Petals

SALT LAKE CITY, Utah - August 2, 2004 - Speaking Roses International, Inc. (OTCBB: SRII), a company with proprietary technology for printing images and messages on roses, today announced a partnership with Elvis Presley Enterprises, Inc. to provide the Elvis Signature Collection. The collectible roses feature the signature and images of "The King of Rock and Roll" embossed directly onto the rose petals. Rose embossed with "Love Me Tender" (R), "Don't Be Cruel" (R), and "Viva Las Vegas" (R) are also available.

"Elvis aficionados are some of the most passionate music fans in the world," said Blaine Harris, president/CEO of Speaking Roses International, Inc. "Now they can order one of the most popular mediums for conveying passion--the rose--embossed with the image of Elvis Presley(R) himself. This partnership with Elvis Presley Enterprises allows us to honor `The King of Rock and Roll' with a truly remarkable collectible in a category all its own. These roses will surely be appreciated by his ardent fans."

Elvis fans can order different lines of Elvis roses, including the preserved Timeless Collection, the silk Forever Series, and fresh-cut roses, which can be dried with the embossing still intact.

The company, which is based in Salt Lake City, Utah, will be offering the roses online at www.speakingroses.com. Customers can also purchase the roses by calling 1-866-400-ROSE.

Elvis, Elvis Presley, Graceland, King of Rock and Roll, Love Me Tender, Don't Be Cruel and Viva Las Vegas are registered trademarks of Elvis Presley Enterprises, Inc.


About Speaking Roses International, Inc.

Speaking Roses International Inc. (SRII) is a specialty floral design company that allows people and organizations to communicate precisely and passionately with flowers. Based in Salt Lake City, Utah, Speaking Roses uses its proprietary, patented-pending technology to emboss messages, images and logos on fresh cut and silk flowers. www.speakingroses.com.

Contact:
Joey Marquart
Coltrin & Associates for Speaking Roses
(212) 221-1616
joey_marquart@coltrin.com

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